As filed with the Securities and Exchange Commission on July 9, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PEMCO AVIATION GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-0985295 (I.R.S. Employer Identification No.)

1943 North 50th Street
Birmingham, Alabama 35212
(205) 592-0011
(Address of principal executive offices, including zip code, and telephone number)

PEMCO AVIATION GROUP, INC. NONQUALIFIED STOCK OPTION PLAN

(Full title of the plan)

RONALD A. ARAMINI	Copies to:
Pemco Aviation Group, Inc.
President and Chief Executive Officer
1943 North 50th Street
Birmingham, Alabama 35212
(205) 592-0011
(Name, address, including zip code, and telephone number,
including area code, of agent for service)	CRAIG M. GARNER, ESQ. Latham & Watkins LLP 12636 High Bluff Drive, Suite 300 San Diego, California 92130 (858) 523-5400

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered(1)	Per Share(2)	Price(2)	Fee

Common Stock, $.0001 par value	500,000	$23.78	$11,890,000	$961.91

(1)	Covers 500,000 additional shares of common stock available for issuance under the Pemco Aviation Group, Inc. Nonqualified Stock Option Plan (the Plan) pursuant to an amendment of the Plan approved by the stockholders of Pemco Aviation Group, Inc. on May 14, 2003. The Plan authorizes the issuance of a maximum of 2,000,000 shares. However, the offer and sale of 1,500,000 shares of common stock, which have been or may be issued under the Plan, have previously been registered pursuant to Form S-8 Registration Statements File Nos. 33-34206, 33-79676, 333-30491, 333-82191 and 333-85114.

(2)	Pursuant to Rule 457(h) the Proposed Maximum Offering Price Per Share is based on the average of the high and low prices for Pemco Aviation Group, Inc. common stock as reported on the Nasdaq National Market on July 3, 2003.

Item 3. Incorporation of Documents by Reference.
Item 8. Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1

     This Registration Statement registers the offer and sale of an additional 500,000 shares of common stock of Pemco Aviation Group, Inc. (Pemco) for issuance under the Pemco Aviation Group, Inc. Nonqualified Stock Option Plan (the Plan). In accordance with Instruction E to Form S-8, the contents of the prior Form S-8 Registration Statements File Nos. 33-79676, 333-30491, 333-82191 and 333-85114 are hereby incorporated by reference.

     Section 11(a) of the Securities Act of 1933, as amended, provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

     Although Pemco has dismissed Arthur Andersen LLP as its independent public accountants and engaged Ernst & Young LLP, Pemco’s consolidated financial statements for the fiscal year ended December 31, 2001 and the fiscal year ended December 31, 2000 have only been audited by Arthur Andersen. On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron Corporation. On June 15, 2002, a jury in Houston, Texas found Arthur Andersen guilty of these federal obstruction of justice charges. Pemco understands that Arthur Andersen was sentenced to five years of probation and fined $500,000 on October 16, 2002. In light of the jury verdict and the underlying events, Arthur Andersen informed the Securities and Exchange Commission (SEC) that it would cease practicing before the SEC by August 31, 2002, unless the SEC determined another date is appropriate. A spokesperson for Arthur Andersen announced that, as of August 31, 2002, Arthur Andersen voluntarily relinquished, or consented to revocation of, its firm permits in all states where it was licensed to practice public accountancy with state regulators. A substantial number of Arthur Andersen’s personnel have already left the firm, including the individuals responsible for auditing Pemco’s audited financial statements incorporated by reference in this Registration Statement. Because it is unlikely that Arthur Andersen will survive, you are unlikely to be able to exercise effective remedies or collect judgments against them.

     In addition, Arthur Andersen has not consented to the incorporation by reference of its audit report in this Registration Statement, and Pemco has dispensed with the requirement to file its consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen has not consented to the incorporation by reference of its audit report in this Registration Statement, you may not be able to recover against Arthur Andersen under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.

Item 3. Incorporation of Documents by Reference.

     Pemco hereby incorporates the following documents in this Registration Statement by reference:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 12, 2003, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on July 8, 2003;

2.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 filed with the SEC on May 13, 2003; and

3.	Description of Pemco’s common stock contained in Registration Statement on Form 8-A, filed with the SEC on August 26, 1985.

     All documents filed by Pemco pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date this Registration Statement is filed with the SEC and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

5.1	Opinion of Latham & Watkins LLP.

10.1	Pemco Aviation Group, Inc. Nonqualified Stock Option Plan.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Latham & Watkins LLP.

24.1	Power of Attorney.

Arthur Andersen has not consented to the inclusion or incorporation by reference of its audit report in this Registration Statement, and Pemco has dispensed with the requirement to file its consent in reliance on Rule 437a under the Securities Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Pemco certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on July 9, 2003.

PEMCO AVIATION GROUP, INC.

By:	/s/ Ronald A. Aramini Ronald A. Aramini President and Chief Executive Officer

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below authorizes Ronald A. Aramini and John R. Lee, and either of them, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendments (including post-effective amendments or supplements) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC.

Signature	Title	Date

/s/ Ronald A. Aramini Ronald A. Aramini	President, Chief Executive Officer and Director (Principal Executive Officer)	July 9, 2003

/s/ John R. Lee John R. Lee	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 9, 2003

/s/ Michael E. Tennenbaum Michael E. Tennenbaum	Chairman of the Board	July 9, 2003

/s/ H.T. (“Skip”) Bowling H.T. (“Skip”) Bowling	Director	July 9, 2003

/s/ Mark K. Holdsworth Mark K. Holdsworth	Director	July 9, 2003

Robert E. Joyal	Director

/s/ Thomas C. Richards Thomas C. Richards	Director	July 9, 2003

/s/ Ronald W. Yates Ronald W. Yates	Director	July 9, 2003

EXHIBIT INDEX

EXHIBIT

5.1(1)	Opinion of Latham & Watkins LLP.

10.1(2)	Pemco Aviation Group, Inc. Nonqualified Stock Option Plan.

23.1(1)	Consent of Ernst & Young LLP.

23.2(1)	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

24.1(1)	Power of Attorney (included on signature page hereto).

Arthur Andersen has not consented to the inclusion or incorporation by reference of its audit report in this Registration Statement, and Pemco has dispensed with the requirement to file its consent in reliance on Rule 437a under the Securities Act.

(1)	Filed herewith.

(2)	Previously filed with the SEC on April 10, 2003 as Exhibit A to Pemco’s Proxy Statement for its 2003 Annual Meeting of Stockholders.